Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
ZIRCONIUM CAPITAL CORP.

	ZIRCONIUM CAPITAL CORP., a corporation organized and existing under and by virtue of the Colorado Business
Corporations Act, does hereby certify that:

	First, at a meeting of the Board of Directors of Zirconium Capital Corp. (the "Corporation") a resolution as duly adopted setting forth a proposed amendment to the Articles of Incorporation of said Corporation.
Declaring said amendment to be advisable and issuing this consent in lieu of special meeting for consideration thereof. The resolution setting forth the proposed amendment is as follows:

	RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "I" so that said Article, as amended, shall be read in its entirety as follows:
	"The name of the Corporation is BRE
	Consulting Group, Inc."

	SECOND: That thereafter, pursuant to the resolution of its Board of Directors, that shareholders of the Corporation Pursuant to section 7-107-104 of the Colorado Business Corporation Act, consented to, adopted and approved unanimously in favor of the amendment without a special meeting of the shareholders.

	THIRD: That the foregoing amendment WILL NOT alter or change any preference or any relative or other right given to any class 0r series of outstanding shares of the Corporation

In WITNESS WHEREOF, Zirconium Capital Corp has caused the Certificate to be signed by Barrett Evans, its President and attested by Jeffrey Conrad, its Vice-President, this 11th day of July 2002.


						/s/ Barrett Evans
						-----------------
						Barrett Evans


						/s/ Jeffrey Conrad
						------------------
						Jeffrey Conrad